Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

 PDL BioPharma Announces 2014 Regular Quarterly Dividends as well as Strategic Decision to Continue Operations

-- Dividend Amount of $0.15 per Share per Quarter –

-- Decision to Continue Operations is in the Best Interest of its Shareholders --

INCLINE VILLAGE, NV, January 30, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that its board of directors has declared that the regular, quarterly dividends to be paid to its stockholders in 2014 will be $0.15 per share of common stock, for a total of $0.60 for the full year.  In addition, PDL’s board of directors, having evaluated the operational and financial results and forecasts of the Company, as well as the successes to date in acquiring income generating assets, has made the strategic decision to continue its operations post expiration of the Queen et al. patents and to continue the strategy of pursuing new income generating assets so as to extend its ability to pay dividends to its shareholders.

PDL previously announced that it would evaluate its ongoing operations and business strategy in late 2013 or early 2014 due to the expiration of the Queen et al. patents. As part of the evaluation, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To date, PDL has deployed approximately $500 million pursuing the strategy. The board's decision to continue ongoing operations is based on PDL's demonstrated ability to use its cash to bring in high-quality, income generating assets at attractive terms and the expectation that these returns will allow the Company to continue to pay dividends for the foreseeable future.

"We actively began a strategy a few years ago to acquire income generating assets in the form of additional royalty streams and interest income on loans to other companies. Based upon our ability to execute on this strategy we are very pleased that the board of directors has determined that it is in the best interest of our shareholders for PDL to continue to pursue this strategy," said John P. McLaughlin, president and chief executive officer of PDL BioPharma. "We are also pleased to announce that, for the sixth consecutive year, we will pay significant dividends to our shareholders."

The $0.15 dividends will each be paid on March 12, June 12, September 12 and December 12 of 2014 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2014, the record dates for each of the dividend payments, respectively. Stockholders desiring to purchase shares with rights to the dividend must ensure that their trades are executed prior to the "ex-dividend" date and settle prior to the record date. NASDAQ will establish an ex-dividend date that is generally two business days prior to the record date. Investors should consult with their brokers or financial advisors regarding their specific situations.

About PDL BioPharma

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $500 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "projects", "forecasts", "may", "should", variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. As all dividend payments are subject to compliance with legal requirements, dividend announcements constitute "forward-looking" statements and could be withdrawn prior to payment at the discretion of the Company's board of directors. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of PDL and its markets, particularly those discussed in the risk factors and cautionary statements contained in the Company's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, as updated by subsequent periodic reports. All forward-looking statements are expressly qualified in their entirety by such factors. The forward-looking statements are representative only as of the date they are made, and PDL assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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